Maine & Maritimes Corporation Announces Improved Second Quarter 2007 Results for Continuing Operations

PRESQUE ISLE, ME -- 08/10/2007 -- Maine & Maritimes Corporation (the "Corporation" or "MAM") (AMEX: MAM) reported a consolidated second quarter 2007 basic loss of $0.22 per share, or $377,000 compared to a second quarter 2006 loss of $0.19 per share, or $310,000. Continuing Operations showed considerable improvement with basic earnings of $0.11 per share, or $186,000 for the second quarter of 2007, as compared to $0.00 per share, or $3,000 for the same quarter in 2006. Income from continuing operations for the six-month period ended June 30, 2007, was $1.05 per share, or $1.75 million compared with $0.48 per share, or $787,000 in the prior year. Net losses from Discontinued Operations negatively impacted the quarter by $563,000. Additional losses from operating the two unregulated divisions, as well as a revision on the loss from these sales originally recorded at December 31, 2006, were the major factors in these results.

During the second quarter of 2007, MAM made considerable progress in the divestiture of its Discontinued Operations, closing three transactions. As previously reported, during June 2007, the Corporation sold substantially all the assets of The Maricor Group, Canada Ltd. ("TMGC") in two separate transactions yielding approximately $2 million. A true-up of estimated losses from the sales of TMGC in the amount of $362,000 was recorded in the second quarter of 2007. Included in this loss is a write-off of the remaining goodwill of $238,000 before taxes. In April 2007, the Corporation sold substantially all the assets of Maricor Technologies, Inc. ("MTI"). MTI's net loss of $117,000, or $0.07 per share for the quarter ended June 30, 2007, represents revenues from the completion of software and consulting sales less expenses to complete these projects and otherwise close the operations of the company.

According to Brent M. Boyles, President and CEO of Maine & Maritimes Corporation, "In addition to the sales of our unregulated businesses, we are continuing to make steady progress in our efforts to grow our regulated utility operations. We continue to meet with stakeholders regarding the interconnection of Maine Public Service Company ('MPS') with the ISO New England transmission system. We are also facilitating the development of additional generation in our service territory, including a plan to develop up to 800 megawatts of wind generation in Aroostook County. These two initiatives could ultimately serve to connect a resource-rich region (northern Maine) with a resource-deficient region (southern New England), which has a growing demand for renewable energy. As we previously announced on March 1, 2007, MPS is actively working with Central Maine Power Company to explore the development of a transmission line connecting our two systems. Management believes these types of projects will allow us to continue to provide safe, reliable, and cost-effective transmission and distribution services to our customers, as well as increase shareholder value in the long term."

Business Unit Results

Maine Public Service Company

Maine Public Service Company, MAM's regulated electric utility, continued to outpace last year's earnings, with income of $456,000, or $0.27 per share, as compared to $13,000, or $0.01 per share during the second quarter of 2006. Year-to-date, the utility's income was $2.4 million or $1.45 per share, as compared to $1.2 million or $0.74 per share for the first six months of 2006. Strong kilowatt hour sales volumes year-to-date, as well as reduced operations and maintenance expenditures and higher-than-projected revenues from transmission wheeling, have all contributed to the much improved results. Total regulated revenue increased $537,000 or 7.2% during the second quarter of 2007 as compared to the same quarter in 2006, and increased $1.4 million or 8% year-to-date 2007, as compared to the first six months of 2006. Sales volumes for the first six months increased by 5,409 megawatt hours or 1.9% over last year. Overall, the increase in volume accounted for $388,000 of the $1.4 million increase in revenue, with the rate increase that was effective July 15, 2006, accounting for $848,000. Other revenue increased $230,000 due to increased transmission wheeling revenue. Overall regulated operation and maintenance expense decreased $329,000 or 9.4% in the second quarter 2007 as compared to the same quarter in 2006. Year-to-date overall regulated operation and maintenance expenses decreased $696,000 or 9.6% in 2007 as compared to the first six months of 2006. Labor and benefits decreases account for the majority of the improvements.

Other Continuing Operations

Other Continuing Operations represents the common costs of MAM that cannot be allocated to MPS, the corporate costs of MAM directly associated with the unregulated businesses and inter-company eliminations. During the second quarter of 2007, the net loss from other continuing operations was $270,000 or $0.16 per share, as compared to $10,000 or $0.01 per share for the same period in 2006. For the six months ended June 30, 2007, the net loss from other continuing operations was $665,000 or $0.40 per share, as compared to $430,000 or $0.26 per share for the first six months of 2006. The operating expenses, net of tax, of this segment increased from $179,000 in the second quarter of 2006 to $355,000 in the second quarter of 2007. Similarly, operating expenses year-to-date increased from $616,000 in 2006 to $847,000 in 2007. The majority of this increase is a result of the reduction in the percentage of common costs allocated to MPS and the allocation of one-third of the Oracle financial system hosting fees to MAM.

The plan to divest the unregulated operations may reduce the costs included in this segment; however, some of these costs are expected to continue subsequent to the divestiture of the unregulated operations, barring further cost reduction or recovery efforts.

Maine & Maritimes Corporation and Subsidiaries Earnings Report for the three-months and six-months ended June 30, 2007, are as follows:

             (Dollars in Thousands Except Per Share Amounts)

                                Three Months Ended      Six Months Ended
                                     June 30,               June 30,
                                   (Unaudited)            (Unaudited)
                                 2007       2006        2007       2006
                               ---------  ---------   ---------  ---------

Regulated Operating Revenues   $   7,951  $   7,414   $  18,866  $  17,465
                               ---------  ---------   ---------  ---------
Income from Continuing
 Operations Allocable to
 Common Shareholders           $     186  $       3   $   1,746   $    787
(Loss) from Discontinued
 Operations                         (563)      (313)       (772)      (564)
                               ---------  ---------   ---------  ---------
Total Consolidated Net
 (Loss) Income                 $   (377)  $    (310)  $     974  $     223
                               ---------  ---------   ---------  ---------

Basic Income per Common Share
 From Continuing Operations    $   0.11   $      --   $    1.05  $    0.48
Basic (Loss) per Common Share
 From Discontinued Operations      (0.33)     (0.19)      (0.46)     (0.34)
                               ---------  ---------   ---------  ---------
Total (Loss) Income per
 Common Share                  $   (0.22) $   (0.19)  $    0.59  $    0.14
                               ---------  ---------   ---------  ---------

Diluted Income per Common
 Share From Continuing
 Operations                    $   0.11   $      --   $    1.04  $    0.47
Diluted (Loss) per Common
 Share From Discontinued
 Operations                        (0.33)     (0.19)      (0.46)     (0.34)
                               ---------  ---------   ---------  ---------
Total (Loss) Income per
 Common Share                  $   (0.22) $   (0.19)  $    0.58  $    0.13
                               ---------  ---------   ---------  ---------

Average Shares Outstanding     1,677,187  1,637,643   1,662,005  1,637,427

About Maine & Maritimes Corporation: Maine & Maritimes Corporation is the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility; The Maricor Group, and its U.S. subsidiary The Maricor Group New England ("TMGNE"), which is an engineering service company; and a 50% owner of Maricor Properties Ltd, a Canadian real estate development and investment company with Ashford Investments Inc. MAM's headquarters are in Presque Isle, Maine, and TMGNE maintains offices in Boston and Hudson, Massachusetts. MAM's corporate website is www.maineandmaritimes.com

Cautionary Statement Regarding Forward-Looking Information

Except for historical information, all other information provided in this news release consists of "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Maine & Maritimes Corporation ("MAM") believes that in making such statements its expectations are based on reasonable assumptions, any such statements involve uncertainties and risks that may cause actual results to differ materially from those projected, anticipated or implied. MAM cautions that there are certain factors that can cause actual results to differ materially from forward-looking information that has been provided, including, without limitation, potential changes in applicable laws and regulations, potential changes in Management, its ability to raise necessary operating and growth capital, increased interest costs, its ability to execute its business plans in a timely and efficient manner, potential costs and difficulties related to integration of potential acquired businesses, the loss of customers and other factors that are more detailed in MAM's filings with the Securities and Exchange Commission.

For More Information Contact:
Annette N. Arribas, CTP, CCEP
VP, Investor Relations, Corporate Compliance and Treasurer
Tel:  207.760.2402
Email: aarribas@maineandmaritimes.com